EXHIBIT 5.1

VINSON & ELKINS L.L.P.
3700 TRAMMELL CROW CENTER
2001 ROSS AVENUE
DALLAS, TEXAS 75201
TELEPHONE (214) 220-7700
FAX (214) 220-7716
www.velaw.com

December 6, 2004

TippingPoint Technologies, Inc.

7501B North Capital of Texas Highway

Austin, Texas 78731

Ladies and Gentlemen:

We have acted as counsel for TippingPoint Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of 1,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 6, 2004, which Shares may be issued from time to time in accordance with the terms of the TippingPoint Technologies, Inc. Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan (the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Certificate of Amendment to the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iv) the Amended and Restated Bylaws of the Company, (v) the Amendment to the Amended and Restated Bylaws of the Company, (vi) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company authorizing the Plan and the issuance of the Shares pursuant thereto, and (vii) the Plan.

We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents reviewed by us were competent to execute and deliver such documents. In addition, we have assumed that (i) the Shares will be issued in accordance with the terms of the Plan, (ii) the full consideration for each Share will be received by the Company and will not be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law (the “DGCL”).

Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued by the Company pursuant to the terms and conditions of the Equity-Based Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the DGCL and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.